Exhibit 99.1
SMFStreicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Richard E. Gathright	Peter Seltzberg
	Chairman and Chief Executive Officer	Cameron Associates, Inc.
	954-308-4200	212-245-8800

STREICHER MOBILE FUELING, INC.
ANNOUNCES NEW DIRECTOR

Ft. Lauderdale, FL, July 12, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) (the “Company”), a leading provider of integrated out-sourced energy and transportation logistics to the trucking, construction, energy, chemical and government service industries today announced that Steven R. Goldberg has been elected to serve on its Board of Directors and was also appointed Chairman of its Audit Committee.

Mr. Goldberg was recently appointed as Senior Vice President, Arrow Air II LLC, having previously served as Chief Financial Officer of its affiliate Arrow Air, Inc., a Miami based all cargo airline with related logistics and leasing entities. Prior to joining Arrow Air in 2004, he was a partner at Maplewood Partners LP, a private equity firm based in Coral Gables, Florida. Mr. Goldberg served with Ryder System, Inc. and its subsidiaries for 12 years, from 2000 to 2001 and from 1987 to 1998, in positions including Senior Vice President of Corporate Finance, Vice President of Corporate Development, and Vice President and Treasurer of Ryder System, Inc.; and Chief Financial Officer of Ryder Transportation Services. From 1998 to 2000 he was Senior Vice President, Corporate Development of Republic Services, Inc., an environmental services company. Prior to joining the Ryder group, Mr. Goldberg held positions in the finance departments of Squibb Corporation and J.E. Seagram & Sons, Inc., having started his career at Manufacturers Hanover Trust in New York. Mr. Goldberg received a BA from Columbia University and an MBA in finance and international business from New York University. He is a lecturer in finance at the undergraduate School of Business, University of Miami, as well as a guest lecturer at the Graduate School of Business in the area of mergers and acquisitions.

Richard E. Gathright, Chairman and CEO, commented, “We are pleased and fortunate to have gained the services and leadership of Steve Goldberg on our Board and Audit Committee. He brings over 30 years of diverse financial and operating experience in the transportation industry, with a background in mergers & acquisitions and capital formation. His knowledge in these areas, together with his insight into the issues facing growing public companies, will complement an already outstanding Board.”

About Streicher Mobile Fueling, Inc.
The Company provides commercial mobile and bulk fueling, lubricant and fuel management services for vehicle and equipment fleets, as well as short and long distance specialized heavy and ultra-heavy hauling transportation and fueling services. Its energy solutions and fueling alternatives which include the use of the Company’s proprietary electronic fuel tracking system assist fleet managers in containing the cost of operating their equipment, and alleviate security and environmental concerns associated with off-site refueling and on-site storage. The Company conducts operations from 20 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C.